Exhibit 99.1

News

For Immediate Release

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Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES AGREEMENT TO ACQUIRE REXAM’S PLASTIC

THERMOFORMED FOOD BUSINESS

STAMFORD, CT, July 3, 2012 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that it has entered into a definitive purchase agreement to purchase Rexam PLC’s plastic thermoformed food business. This business, with anticipated sales of approximately $100 million in 2012, provides thermoformed packaging solutions such as retortable bowls and barrier trays to many of the world’s leading packaged food and ready-meal companies.

“As a leading global supplier of shelf-stable food packaging through our metal food can and vacuum closure businesses, Silgan is excited to broaden its offerings to this growing market. Additionally, we believe Silgan’s global footprint and market presence will provide this business with enhanced growth opportunities,” said Tony Allott, President and CEO of Silgan. “This business is uniquely positioned for the growing demand in the ready-meals market through its low cost technology which meets the rigorous requirements of the shelf-stable food market. The ability to provide our existing customers with product line extensions that offer convenient, on-the-go capabilities makes it an excellent fit within the Silgan suite of products,” concluded Mr. Allott.

The purchase price for this transaction is $250 million and is expected to be neutral to Silgan’s 2012 earnings primarily due to the initial write-up of inventory required for accounting purposes, and modestly accretive to earnings in 2013 based on current growth expectations. The transaction is

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SILGAN HOLDINGS INC.

July 3, 2012

expected to close in the third quarter of 2012, subject to certain customary conditions and regulatory approvals, and Silgan expects to fund the purchase price from cash on hand.

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Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.5 billion in 2011. Silgan operates 80 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

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